CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Composite Technology Corporation on Form S-8 (333-121922, 333-112679, 333-83504) of our report, dated December 14, 2004, except for Note 2 as to which the date is April 8, 2005 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), appearing on Form 10-KSB of Composite Technology Corporation for the year ended September 30, 2004. We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Singer Lewak Greenbaum and Goldstein LLP
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SINGER LEWAK GREENBAUM AND GOLDSTEIN LLP

Los Angeles, California
August 5, 2005